EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Board Approves Long-Term Agreement For Coke and Electrical Power
Says SunCoke Energy, Inc. Project Is Subject To Certain Contingencies

WEST CHESTER, OH, March 24, 2008 — AK Steel (NYSE: AKS) said today that its board of directors has approved a 20-year supply contract with SunCoke Energy, Inc. (SunCoke) to provide AK Steel with metallurgical-grade coke and electrical power.  The coke and power will come from a new facility to be constructed, owned and operated by SunCoke adjacent to AK Steel’s Middletown (OH) Works.
The agreement is contingent upon, among other conditions, SunCoke receiving all necessary local, state and federal approvals and permits, as well as available economic incentives, to build and operate the proposed new facility.
The proposed new facility is a state-of-the-art, environmentally friendly, heat-recovery coke battery capable of producing about 550,000 tons of coke, and 50 megawatts of electrical power annually.  Metallurgical-grade coke is produced from blends of coal, and is necessary as a fuel and a chemical reducing agent in the production of molten iron in a blast furnace. AK Steel operates coke batteries in Middletown, Ohio and Ashland, Kentucky, but must purchase about 25 percent of its annual coke requirements on the open market.
Under the agreement, AK Steel will purchase all of the coke and electrical power generated from the new plant for at least 20 years, helping AK Steel achieve its goal of more fully integrating its raw material supply.  AK Steel said it has no plans to idle any of its existing cokemaking capacity if the proposed SunCoke project is consummated.
“This agreement represents an environmentally sound, long-term commitment to Middletown Works’ primary operations,” said James L. Wainscott, chairman, president and CEO of AK Steel.  “It will cover our internal coke capacity shortfall, and provide Middletown’s blast furnace with a stable, competitive supply of this essential raw material.  In addition, we will have the benefit of 50 megawatts of electrical power, or about 25% of Middletown Works’ requirement, generated with the waste heat recovered from the coking process itself.”
SunCoke has an option to purchase sufficient property adjacent to Middletown Works for the plant, which it has said will cost approximately $340 million to build, result in hundreds of temporary construction jobs, approximately 75 permanent operating and maintenance jobs and support other businesses and services in the Middletown area.  SunCoke is currently awaiting a necessary zoning change requested by the City of Middletown for a portion of the property.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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